Highwater Ethanol, LLC

Investor Update

December 2016
Volume 6, Issue 5

Highwater Ethanol, LLC

Contact Information:

24500 US HWY 14
PO BOX 96
Lamberton, MN
56152

PHONE:
(507) 752-6160

FAX:
(507) 752-6162

TOLL FREE:
(888) 667-3385

E-MAIL:
info@highwaterethanol.com

WEB ADDRESS:
highwaterethanol.com

Highwater Ethanol Highlights...

A message from the Highwater Ethanol, LLC CEO Brian Kletscher . . . .

Happy Holidays!!! We have completed our 7th year of operations at Highwater Ethanol, LLC. We have just completed the 2016 fiscal year. The progress toward our goal to continue to reduce debt during the fiscal year has been steady which has allowed us the opportunity to position Highwater Ethanol for the future.

Highwater Ethanol, LLC production for the fiscal year ended on October 31, 2016: We ground approximately 20.365 million bu of corn while producing approximately 59.426 million gallons of denatured ethanol for the 12 months ended October 31, 2016. We have also produced approximately 126,126 tons of DDGS and approximately 47,606 tons of Modified DGS.

Comparison of Highwater Ethanol guarantee for operations and how we are operating: From an efficiencies standpoint, it breaks down as follows:

	Current Operations	Guarantee
Denatured ethanol per bushels	2.92	2.8
Electricity Kw hours used per gallon	.66	.75
Natural Gas BTU used per gallon	24,814 btu	34,000 btu
Gallon of water used per gallon produced	2.10	no guarantee projected 3 – 4

The quality of corn from this past harvest in 2016 appears to be better than last year. We believe our plant efficiencies have the potential to improve in fiscal year 2017. Highwater Ethanol takes pride in the efficient production and the team we have in place to run your facility. We will continue to push on our efficiencies which we believe will increase our potential for a successful 2017. Your excellent employees have allowed your facility to become one of the more efficient facilities in the ethanol industry. We believe that these efficiencies will continue to provide future benefits for our investor owners.

Debt Reduction and Distribution:
We are unable to discuss our 2016 Fiscal yearend earnings until our SEC 10-K filing in January 2017. However, the priority of Highwater Ethanol's Board of Governors and Highwater Ethanol's Management has been debt reduction for our first seven years of operations and we will continue to work with AgStar Financial Service to reduce our long term debt. Debt reduction since November 1, 2015, has totaled approximately $7.378 million. Our current long term debt with AgStar is approximately $13.937 million. We believe we have made strides in debt reduction, while maintaining your plant to continue to allow it to operate efficiently. The Highwater Ethanol Board of Governors has declared a distribution of $345.00 per unit, for a total distribution of $1,687,740. This is expected to be paid prior to December 31, 2016. The distribution will be made to holders of record as of the record date of December 7, 2016. I want to personally thank our investors for being patient as we reduce our long term debt. We believe this focus will allow Highwater Ethanol to remain competitive for years to come.

Construction and Improvements:
Construction at our site over the past 18 months included the installation of a water pipeline to create a new water source from a rock quarry. We currently utilize approximately 125 million gallons of water per year {mgpy}. Our main water sources had been two production wells, one located in Highwater Township, Cottonwood County, and the other is in Lamberton Township, Redwood County. These water sources continue to perform well. We also capture water from storm/snow melt run off and tile line water. In our original plan prior to Highwater Ethanol being built, we had always identified that we desired three water sources. The construction of the quarry water pipeline was our next step in fulfilling this water plan. During our review process, we reviewed the cost of installing the pipeline, cost of operating the pipeline, cost of treating the water and other related items. Likewise, the current water treatment operations were reviewed to ensure the appropriate operational steps are utilized, which ensure maximum efficiency. With the total review, we found it feasible to move forward with the construction of the quarry water pipeline. This project was completed during the first quarter of our fiscal year and so far results have been excellent. We have been able to reduce chemical usage in our water treatment facility as well as eliminate the hauling of water off site for disposal at the City of St. Peter. These two savings are expected to have an approximate value of $600,000 – $800,000. This project was a cooperative effort by Southern MN Construction and Highwater Ethanol. This cooperative effort improved the efforts by both companies to be environmentally friendly by using surface water in our operations.

Construction has also been completed on a 600,000 bu. grain bin which was put into operation during the third quarter of our 2016 fiscal year. The addition of the grain bin gives Highwater Ethanol a storage capacity of approximately 1.2 million bushels. In addition, we installed a precondenser which has had a positive effect on ethanol yields. The precondenser became operational during the second quarter of our 2016 fiscal year.

Other construction included a cooperative effort with Redwood Electric Coop. Redwood Electric developed a 134kw community solar array at the Highwater Ethanol site, near the sub-station located on Highwater Ethanol property. Redwood Electric members are expected to be able to participate in the project and get kWh credits on their electric bills.

HIGHWATER ETHANOL, LLC

Industry Information: As I have stated in prior newsletters the ethanol industry is a maturing industry and will continue to have its growing pains. We at Highwater Ethanol are doing our best for you to ensure that we are ready for the future. The Federal Government and export markets are just a few things that will continue to influence the ethanol industry. The ethanol/biofuels industry continues to progress in providing clean renewable fuel in the United States and worldwide. A highlight from our Federal Government occurred in late November with the announcement that the conventional biofuels volume requirement for 2017 under the Renewable Fuels Standard was set at 15 billion gallons for corn ethanol.

Highwater Ethanol continues to support E10 blend, E15 blend for 2001 and new vehicles and higher blends if you have a flex fuel vehicle. We believe the ethanol industry can respond to meeting the higher blend rates. Highwater Ethanol continues to work with the MN Bio Fuels Association to promote ethanol use and we are working to finally move E15 forward in the State of Minnesota. The USDA granted funds to the State of Minnesota, with matching funds from Minnesota BioFuels Association, MN Corn Growers, MN Lung Association and Minnesota Department of Ag. This money is intended to be utilized to increase ethanol usage in the State of Minnesota by retrofitting current fueling stations with E15 pumps and blender pumps. As owners in the ethanol industry, each member should be doing their part in using a higher blend of ethanol and asking for the higher blends of ethanol if it they are currently not available in your area. We are members of the Renewable Fuels Association and American Coalition for Ethanol. Both of these entities do a great job in representing the ethanol industry at the Federal level.

Our Mission Statement: “To successfully operate a bio – energy facility, which will be profitable to our investor owners while contributing to the economic growth in the region. Highwater Ethanol is committed to the present while focusing on the future.”

Highwater Ethanol’s Vision Statement: Highwater Ethanol will identify opportunities that position the business to provide sustainable competitive advantages through short and long term core investments. A few core priorities that were identified include: 1) remain a low cost, efficient and high quality producer; 2) Review new technology opportunities; 3) Review all opportunities within our core business; and 4) Continue long term debt reduction. Every time your Board of Governors meets this is in front of them and remains a focus of your management team. We will do our BEST to make you, our member owners, proud of Highwater Ethanol, LLC.

Highwater Ethanol web site: Take a look at the web site and make it your “go to” place to catch the markets or information on Highwater Ethanol.

Our management team consists of: Luke Schneider, CFO, Shane Rasset, Plant Manager, Tom Streifel, Risk/Commodity Manager, Derek Trapp, Operations Manager, Jon Osland, Maintenance Manager, Lisa Landkammer, EHS Manager and Tim Apitz, Lab Manager. We have positioned our team to be successful in the ethanol industry.



From Highwater Ethanol Board of Governors and the employees at Highwater Ethanol, LLC we wish everyone a safe, blessed and Happy Holiday season!

We will take care of the present as we focus on the FUTURE!

Highwater Ethanol, LLC 2017 Annual Meeting
March 9, 2017 9:30 a.m.
Preliminary Agenda

1. Welcome & Call to Order: David Moldan, Chairman and Brian Kletscher, CEO
2. Rules of Conduct/Proof of Notice of Meeting/Report on Quorum: Warren Pankonin, Secretary
3. Proposals: Mandy Hughes, BrownWinick
   Proposal #1: Election of three governors. Standing for election are incumbent governors, David Eis, David Moldan and Bill Garth.
4. Voting on Proposals: David Moldan, Chairman
5. Report by Chairman: David Moldan
6. Presentation of 2016 Financial Statements: Luke Schneider, CFO
7. Overview of Operations: Brian Kletscher, CEO
8. Election Results
9. Question and Answer

Nominations

Nominees for elected Governors must be named by: a) the current Governors; b) a Nominating Committee established by the Governors; or c) through nomination by a Member entitled to vote in the election of Governors. The Company has established a Nominating Committee, which operates under a charter adopted by the Board of Governors in November 2009. Pursuant to the Nominating Committee's charter, the Nominating Committee's role is to recommend candidates for election to the Company's Board of Governors.

Members are entitled to nominate persons to be elected Governors of the Company. Section 5.3(b) of the Company's Member Control Agreement requires written notice of a member's intent to nominate an individual for governor must be given not less than 45 calendar days nor more than 90 calendar days prior to the 2017 Annual Meeting. The 2017 Annual Meeting will be held on March 9, 2017, the members must submit nominations for governor no earlier than December 9, 2016 and no later than January 23, 2017. These are the dates the Company will therefore use in determining whether nominations by Members were timely made.

Any notice submitted to the Secretary by a Member nominating a person as an elected Governor must include the following:

1) the name and address of record of the Member who intends to make the nomination;

2) a representation that the Member is a holder of record of Units of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

3) the name, age, business and residence addresses, and principal occupation or employment of each nominee;

Agenda continued on next page

4) a description of all arrangements or understandings between the Member and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Members;

5) such other information regarding each nominee proposed by such Member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

6) the consent of each nominee to serve as a Governor of the Company if so elected.

Member Proposals

In addition to nominating elected Governors, Members may also submit proposals for a vote of the full membership at the 2017 Annual Meeting of the Members. The deadline disclosed in last year's proxy statement for Member proposals to be considered for inclusion in the proxy statement was October 12, 2016, and this is the date the Company will use in determining whether proposals by Members are timely submitted.

The deadline disclosed in last year's proxy statement for Members who intend to present a proposal at the 2017 Annual Meeting of Members without including such proposal in the Company's proxy statement is December 26, 2016, and this is the date the Company will use in determining whether notice of this type of Member proposal has been timely received. For any Member proposal, the Member will be required to appear personally at the meeting to present the Member's proposal. The Company will be permitted to exclude the proposal from its proxy materials in certain circumstances.


MERRY
CHRISTMAS!

The Financial Insights with CFO Luke Schneider



Welcome to Fiscal Year 2017! Highwater's Fiscal Year 2016 came to a close on October 31st. The process of completing the year-end Form K-1 is well underway and we expect to have the Form 10-K filed by the end of January.

Fiscal Year 2016 was another good year for Highwater. Crush margins were tight at the beginning of the year, but we have seen improvement in the last half of our fiscal year. These margins have allowed us to again push to accelerate our debt reduction. The Highwater Board also was able to declare a cash distribution for 2016.

During our First Quarter of 2016, Highwater restructured its debt with AgStar. This decreased our Term Debt to $15,000,000, increased our Term Revolving Loan to $15,000,000 and eliminated the Revolving Line of Credit. By our Third Quarter of 2016, Highwater debt was reduced to under $20,000,000. With the improved crush margins during the end of the fiscal year, Highwater has been able to drive this amount down even further.

I am pleased to announce that the Board approved a cash distribution at our last Board meeting. The cash distribution approved was for $345 per membership unit. We again want to thank you, our members, for your continued support and look forward to continued success in years to come.

Please keep an eye out for a few items from Highwater during the next few months. Our above mentioned year-end filing, the Form 10-K, will be filed and made available online during the end of January. The Form 10-K will also be mailed in our packet prior to the March Annual Meeting. On the tax side, the 2016 Highwater K-1s are planned for delivery in the first half of February.

Since our year-end financials aren't available yet, I have included again the breakdown of Statement of Operations for both the 3rd Quarter individually and in total for the nine month period. Further detail regarding our financial performance can be found in our Form 10-Q filings that are available through our website.

Statement of Operations

	Three Months Ended July 31, 2016		Nine Months Ended July 31, 2016	
	(Unaudited)		*(Unaudited)*	
Revenues	$	27,115,287	$	74,389,180
Cost of Goods Sold		25,612,255		73,567,656
Gross Profit		1,503,032		821,524
Operating Expenses		547,026		2,026,915
Operating Profit (Loss)		956,006		(1,205,391)
Other Income		110,558		30,549
Net Income (Loss)	$	1,066,564	$	(1,174,842)
Weighted Average Units Outstanding		4,914		4,929
Net Income (Loss) Per Unit	$	217.05	$	(238.35)



Market your Corn through Highwater Ethanol

As we mentioned in our summer newsletter, Highwater Ethanol is now working with CHS to originate corn. What does this mean for our area farmers? You can now sell corn and deliver directly to the Highwater Ethanol facility. By doing so you will be able to take advantage of our fast unloading at our facility, attractive basis bids, discount schedule and be eligible for the CHS Inc. dividend.

Check out our website at www.highwaterethanol.com, or contact Tom, Kimberly or Nate in our office at 507-752-6160 or contact CHS representatives Kyle Bebler at 651-355-3800 or Scott Johnson at 507-220-8674 for more information.

You can also sign up to get corn bids sent directly to your phone or e-mail. Go to our website to sign up.

Plant Manager Happenings
By Shane Rasset



Hello from Highwater!

I would like to thank Highwater Ethanol Board of Governors and their Chief Officers for giving me the opportunity to manage the Highwater Ethanol facility. It is a wonderful opportunity and I hope to serve the company and all if its members well! Our management staff has been in a state of change since August 2016 and I am happy to announce that all of the management positions have been filled by highly qualified individuals. These employees have been with Highwater Ethanol anywhere from 3 to 7 years and each one brings a wealth of knowledge from various disciplines in the industry. The newest management team members are;

Derek Trapp – Operations Manager, Lisa Landkammer – Environmental, Health, and Safety Manager - {Lisa has been our Lab Manager since 2009} and Tim Apitz – Lab Manager

Over the past twelve months, we have started up a couple of new technology projects that we expect will help keep our efficiencies among the highest in the industry while helping us to expand production in the future. We have also added additional grain storage with a new 600k bushel grain bin. The Quarry water project has been in operation the majority of the year and has its benefits and drawbacks. We have been surprised by the additional amount of water that is being reclaimed by our new pond tile system onsite thus displacing off-site consumption. The only downfall has been the learning curve of the seasonal changes from the holding pond. There is no doubt in my mind that we can work through these changes and further anticipate them in the years to come.

Our employees have stepped up during the recent transition period and continue to fill in and help out on tasks as needed. Without their dedication and commitment we would not be the efficient and clean facility that we are. They are constantly looking at variables and suggesting ideas to try and increase our yield and efficiencies. Looking into the New Year, our management team hopes to wrap up a compliance plan for FSMA {Food Safety Modernization Act} by July having it fully implemented shortly after.

I sincerely hope everyone reading this has a safe and happy holiday season!!

Shane Rasset

Commodity Talk with Tom Streifel

The U.S. managed to put together the third consecutive large crop with the 2016 national corn yield coming in at 175.3 bushels per acre. This is about 7 bushel above trend. U.S. carryout is forecast at 2.4 billion bushels or about 700 million higher than last year. The world corn, wheat and soybean stocks are all at new record high levels. Prices are hanging in there rather impressively despite the huge stocks situation. The closing price on Dec 31, 2015 for March corn futures was $3.59. Friday, December 9 closing price was $3.60. Now the good news; year ago ethanol futures closed at $1.40 vs the current quote is $1.73. As you can see, margins are reasonable. The difference this year is due to a strong export program for ethanol. Apparently other countries recognize the environmental value to ethanol vs gasoline. China, Canada and Brazil make up the bulk of U.S. ethanol exports.

During a recent presentation, a couple changes over the past decade that really stood out and noteworthy are:

U.S. soybean exports have doubled from 2007 to this year or about one billion bushel increase. China accounts for roughly 82 million metric tons of imports from mostly the U.S. and Brazil. The U.S. share is roughly 40 MMT or 1.46 billion bushels. The one billion bushel growth in soybean exports accounts for roughly 21 million acres of the 83 MA harvested last year. The U.S. ethanol industry grinds roughly 5.32 billion bushels of corn annually (14.6 million bushels per day). At trend yield of 168 BPA, it takes roughly 32 million acres to satisfy that demand. Total U.S. soybean and corn area harvest in 2016 was 170 million acres. The emergence of the U.S. ethanol industry along with the growth in soybean exports over the past decade account for 53 million acres of U.S. production.

